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PARTICIPANTS

Corporate Participants

Mark R. Klausner – Managing Partner, Westwicke Partners, LLC

Ken Reali – President, Chief Executive Officer & Director

Joseph P. Slattery – CFO, Executive VP & Head-Investor Relations

Other Participants

Matt S. Miksic – Analyst, Piper Jaffray, Inc.

David L. Turkaly – Analyst, JMP Securities LLC

Spencer Nam – Analyst, Janney Montgomery Scott LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the TranS1 Company Update Conference Call. At this time, all participants are in a listen-only mode. Later, we’ll conduct a question-and-answer session, and instructions will follow at that time. [Operator Instructions] As a reminder, this conference is being recorded.

I would now turn the call over to your host, Mark Klausner of Westwicke Partners. Please go ahead.

Mark R. Klausner, Managing Partner, Westwicke Partners, LLC

Thank you, operator. Joining us on today’s call are TranS1’s President and Chief Executive Officer, Ken Reali; and it’s Chief Financial Officer, Joe Slattery.

Before we begin, I would like to inform listeners that in light of the acquisition announcement this morning, TranS1 will include a discussion of its fourth quarter 2012 financial and operating results during this call and will not hold the call previously scheduled for 4:30 P.M., Eastern Time, today.

I would also like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call.

For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, the Form 10-K for the year ended December 31, 2012 which the company plans to file this week with the SEC, and the Form 8-K to be filed with our earnings announcement, and the press release announcing the acquisition of Baxano discussed today on this call. TranS1 disclaims any obligation to update any forward-looking statements made during the course of this call.

Please note that we will be presenting both GAAP and non-GAAP financial results in our remarks during today’s call, which are reconciled in our press release that is posted in the press room section of our website at www.trans1.com under press room.

In addition, please note that the pro forma financial measures discussed on this call combined certain historical financial data of TranS1 and Baxano with adjustment and are not necessarily indicative of what these entities actual results of operations or financial position would have been on a combined basis, nor are the indicative of the future results of operations or financial position on a standalone or on a combined basis.

With that, it’s my pleasure to turn the call over to TranS1’s CEO, Ken Reali.

Ken Reali, President, Chief Executive Officer & Director

Thank you, Mark, and good morning, everyone. I am excited to discuss with you our acquisition of Baxano, and review our fourth quarter and full year results.

First, I’d to review the acquisition of Baxano that we announced this morning. We have agreed to acquire Baxano for $23.6 million. The transaction is structured as a merger and we will issue Baxano shareholders approximately 10.4 million shares of TranS1 stock, and pay $550,000 in cash and we’ll refinance $3 million of Baxano’s debt at closing.

This transaction has been approved by both companies’ boards of directors. In addition, the transaction has been approved by Baxano shareholders. We expect that the transaction will close early in the second quarter, and subsequent through the merger, Joe and I will respectively remain as CFO and CEO of the combined company.

Currently – Concurrently with the merger, we will raise $17.2 million in a PIPE transaction, selling 7.5 million shares at $2.28. $15.3 million of this financing is being provided by current Baxano shareholders. In addition, certain members of TranS1 management and all unconflicted board members are also participating in the transaction.

After the merger and the financing, we will have approximately 45.2 million weighted average shares outstanding, and we currently estimate that as of the closing of the transaction, we will have approximately $30 million of cash on hand.

We are enthusiastic about the combination of TranS1 and Baxano, as it expands our focus on minimally invasive spine, the fastest growing segment of the spine market. We believe adding Baxano’s products for decompression and facetectomy increases our addressable market opportunity to $3.9 billion. Baxano’s products like ours are highly differentiated and patent protected.

As a result, it represents great products to help us develop and enhance surgeon relationships. We believe the early clinical data on Baxano’s products is compelling, as is surgeon feedback. The opportunity that we’re most excited about as we think about this combination is how it enhances our ability to develop and expand relationships with MIS surgeons. There’s modest overlap in our customer base and because Baxano’s projects are – products are surgical instruments, the hurdle for a surgeon to adopt a product can be lower. We believe that this will give our reps into the operating room with many more surgeons than we could with AxiaLIF or VEO alone. And that this access will allow us to more quickly develop relationships with surgeons and facilitate cross-selling of our other products over time.

In addition, current iO-Flex users will now have access to a broader suite of fusion products, including AxiaLIF and VEO. We also see significant synergy in surgeon training as we leverage the peer-to-peer training efforts of both organizations to cross train surgeons on forward technologies at once. Our established Raleigh training center coupled with Baxano’s San Jose training lab will create training centers on both the East and West Coast.

Finally, the combination is attractive financially. On a combined basis, we would have had approximately $24 million in revenues in 2012. We anticipate that this will recognize both revenue and cost synergies from the acquisition and that this will shorten our time to cash flow break even. Additionally, the financing transaction immediately strengthens our balance sheet and provides the capital necessary to demonstrate meaningful revenue growth on a pro forma basis.

Let me now give you a brief overview of Baxano. Baxano’s lead product is the iO-Flex, a minimally invasive instrument to perform standard, direct decompression. There are over 300,000 decompressions performed annually and approximately 260,000 of these are eligible to utilize the iO-Flex.

Despite only being launched a few years ago, over 5,000 patients have been treated and over 900 surgeons have been trained to date. We have been impressed with the early clinical and economic data generated and the reimbursement landscape is clear.

Baxano’s next product is the iOTome, a next generation, minimally invasive instrument that is designed to remove the facet joints typically performed in TLIF fusion procedures. Both products are well protected by intellectual property.

Baxano has built an efficient commercialization structure with 14 talented regional sales managers and over 90 distributors currently selling the products. In 2012, Baxano generated $9.4 million in revenue, up 140% from the $3.9 million generated in 2011.

Relative to competitive decompression products, the iO-Flex has a number of advantages. What we’re most enthusiastic about is that the procedure is truly minimally invasive, treats all types of stenosis and spares both bone and muscle while performing a complete direct decompression, minimizing trauma, and destabilization of the spine.

Let me give you a quick sense of how the iO-Flex procedure has performed. Similar to our AxiaLIF and VEO products, the secret to its success is due a combination of surgical approach and better instrumentation. There are three primary steps to the procedure; access, conformation, and decompression. In the first phase, an access probe is passed through the foramen to place the wire, this allows the procedure to be performed from the inside-out.

Second the Neuro Check device, which uses an [ph] any (9:57) EMG stimulation platform, confirms placement and no impingement of the nerve. Finally, a patented microblade shaver is utilized to remove the target tissue and bone. To give you a sense of the decompression market opportunity, there are over 300,000 decompression procedures performed annually with approximately 260,000 that can be performed with iO-Flex.

This currently represents an $850 million market opportunity. The decompression market has been growing as a result of demographic trends as well as payor pressure to make fusion not the first line therapy for treating degenerative spinal disorders. Decompression procedures are well reimbursed and surgeons have embraced an MIS solution for this procedure.

The early clinical trial results are strong. The first study is the iO-Flex study that has been submitted for peer review publication. This is a safety and efficacy study and lumbar spinal stenosis that uses a well known SPORT trial as an historical control. The patients were prospectively observed and 59 patients with lumbar spinal stenosis were treated. The conclusions of the trial were that iO-Flex provided a thorough decompression with few intraoperative complications.

The operative variables were favorable compared to historical control from the SPORT trial, while allowing for the preservation of the facet joint and the midline structures and not destabilizing the spine.

The current ongoing study is the STRIDE study. This is a safety and efficacy trial in stable spondylolisthesis patients. This is a prospective non-randomized single arm trial, up to 150 patients will be enrolled at 30 sites. Key endpoints being collected are patient derived clinical data, operative characteristics, surgical success and time to retreatments. There will also be an economic assessment that will look at length of stay, OR time, and complication rates versus standard open decompression.

We view the early clinical results along with the ongoing STRIDE study as being data that will support the potential for improved economics, utilizing iO-Flex within standard decompressions. And will also drive the penetration of the iO-Flex instrument into a larger number of these procedures.

Baxano’s next product is the iO-Tome. It uses similar tools as the iO-Flex to remove the facet joint in conjunction with a TLIF interbody spinal fusion procedure.

We think this tool will be attractive to surgeons because it offers a minimally invasive, fast, precise and safe way to perform facetectomy. We believe that the iO-Tome has a $500 million market opportunity and we anticipate commercially launching the product in the fourth quarter of this year.

Since iO-Flex’s limited launch in late 2009, the company has demonstrated significant revenue and procedure growth, while maintaining an attractive ASP. As noted earlier, Baxano did $9.4 million in revenue in 2012.

I’d now like to spend a few minutes discussing the combined company. We intend to build on a combination of TranS1 and Baxano to create a leading, minimally invasive spine company, leveraging unique technologies that improve outcomes and have superior value propositions. We expect to announce a new name at the closing of the merger that represents this new MIS focused spine company.

We are excited about the profile of this combined company. We will be a pure play, minimally invasive spine company with a highly differentiated product portfolio poised for high growth. This will allow us to execute on our strategy of focusing on minimally invasive spine surgeons with clinically proven products and delivering economic value to hospitals and payors.

The combination of our two sales forces will be better able to cover the marketplace. And our focus on training programs, strong clinical data and cost effectiveness will position us to grow revenue.

We believe that once combined AxiaLIF, VEO, iO-Flex and iO-Tome represent a compelling combination of minimally invasive products to treat lumbar spinal conditions. All of the products have clear advantages over competitive techniques and can be performed in a way that minimizes damage to soft tissue and bone. The combination with Baxano increases our market opportunity to $3.9 billion.

iO-Flex provides us with access to the decompression market for the first time. iO-Tome provides us with a product that can market to surgeons who perform TLIF procedures. And importantly, over time, we expect that the combination of AxiaLIF and iO-Flex will allow us to shift surgeons who need to perform decompression in conjunction with fusion away from an open procedure to a minimally invasive solution.

One of the most compelling aspects of the combination with Baxano is the ability to expand our distribution efforts in a cost effective manner, and the fact that we will immediately have access to a number of surgeons who have only used the products of one of the two companies, which represents a significant opportunity to cross-sell.

Our expanded distribution force and product line will also support our strategy to broaden our customer base by focusing on three groups of surgeons those that have used AxiaLIF before but stopped due to reimbursement concerns, surgeons who prefer MIS techniques and surgeons who are new to practice in spine surgery. We view a suite of minimally invasive products as having the potential of helping surgeons differentiate themselves as they build their practices.

Importantly, because Baxano’s products are surgical instruments, the hurdle for a surgeon to trial the product is sometimes lower and thus provides easier initial access to a surgeon. We believe this will get our reps into the operating room with many more surgeons than we could with AxialLIF or VEO alone, and will allow us to develop relationship with surgeons that will facilitate this cross selling opportunity.

I’d now like to turn the call over to Joe to review the financial profile of the combined company.

Joseph P. Slattery, CFO, Executive VP & Head-Investor Relations

Thanks, Kevin. Good morning, everyone. On a pro forma combined basis in 2012, TranS1 and Baxano would have generated $24 million of revenue, $16.4 million of gross profit and had a gross margin around 68%. Our pro forma balance sheet as of December 31, 2012, would reflect cash of $40.8 million and debt of $3 million. The pro forma cash balance includes the gross proceeds of approximately $17.2 million from the PIPE financing.

Let me quickly review the key upcoming events as we progress through closing and integration. We intend to file our proxy and 10-K this week. Assuming no review by the SEC, the voting period for the deal and financing would begin in late March and the special shareholder meeting would occur in early April.

Assuming a favorable shareholder vote, we would close shortly thereafter. Within 30 days of closing, we intend to file the S-1 to register the shares issued in the PIPE and the merger transaction. We expect to release our first quarter financial results in early May, and our first quarter as a combined company in August. We intend to have the integration with Baxano completed by the end of the year.

Ken?

Ken Reali, President, Chief Executive Officer & Director

Thanks, Joe. Well, I hope we have conveyed how excited we are about the combination with Baxano, and the opportunities for the combined business. I’d now like to review our operating results for the fourth quarter and full year 2012. Joe will then provide you with the details of our financial results.

Finally, I will review the progress we made on our operational priorities in 2012 and outline our key priorities for 2013. Worldwide we generated $4.1 million in revenue and completed 209 AxiaLIF procedures and 61 VEO procedures during the fourth quarter.

Our domestic business continued to be impacted by limited physician reimbursement for AxiaLIF and the continued pressure on coverage for lumbar fusion procedures. Offsetting the decline in AxiaLIF revenue was strong performance by VEO in the quarter, which grew by 21% sequentially.

Internationally, we benefited from $1 million stocking order from our new distributor in China, Jiade Sunshine. In the quarter, our cash and investments decreased by $5.7 million to $21.5 million.

I would now like to discuss some recent developments in our business. We spent much of the fourth quarter preparing for the effectiveness of our Category I code on January 1, 2013; most notably we held a large training meeting in November where we had over 30 surgeons in attendance excluding faculty that were trained on both AxiaLIF and VEO. We are seeing positive follow-through from that meeting.

We intend to host another one of these large peer-to-peer training events in March. We will also be consistently training surgeons at our Raleigh training facility, and at regional training events throughout the country. Now that the Category I code is effective, we’ve been working on our strategy of convincing surgeons, who have had a positive experience with AxiaLIF in the past to try our product again now that reimbursement is less of a headwind.

In the first two months of the quarter, we’ve seen a number of these come back surgeons perform an AxiaLIF case and are well on our way to beating our goal for comeback surgeons in the first quarter. On the VEO front, the commercialization continues to go well with case count increasing 22% sequentially, as 14 surgeons performed their first case – first VEO case in the quarter.

Subsequent to the effectiveness of the Category I code, we now estimate that the total number of commercial and federal government lives covered for pre-sacral interbody fusion exceeds 50 million. In addition, Medicare represents another 50 million covered lives divided into 15 different jurisdictions that typically cover products like ours that have Category I codes with assigned dollar values.

Since the beginning of the year, we’ve had a number of important positive private payor coverage decisions which in the aggregate represent approximately 16.5 million lives. Some key payors that now cover AxiaLIF include, TRICARE with over 9 million lives nationwide; CareFirst, Blue Cross, Blue Shield with 3.5 million lives in the Mid-Atlantic region; Harvard Pilgrim with 1.2 million lives in New England; Tufts with 762,000 lives in the Northeast, and Presbyterian Health with 407,000 lives in New Mexico.

While we are encouraged by the number of new private payors now covering AxiaLIF, we are disappointed that we’ve yet to convert Aetna, Cigna and UnitedHealthcare. We are continuing to work with these and other important payors to expand coverage as quickly as possible and are optimistic about making progress with the support of the additional clinical papers that we expect to publish this year.

At the end of December, we announced that we’ve reached a tentative agreement in principle with the U.S. Department of Justice related to the subpoena issued in October 2011. We have tentatively agreed with the staff of the Department of Justice to settle its federal investigation for $6 million. This agreement is subject to completion and approval of written settlement agreements with the Department of Justice and the HHS-OIG, which are expected to be finalized in the first half of this year. We are looking forward to putting this matter behind us.

We continue to make progress in expanding the clinical and economic literature supporting AxiaLIF. We recently learned that the paper with data that compares AxiaLIF head-to-head with ALIF has been accepted for publication in the Journal of Spinal Disorders and Techniques. And we expect it will be published this year. This 96 patient trial demonstrates an 85% fusion rate for AxiaLIF and 79% fusion rate for ALIF with all patients at two years or greater follow-up.

In addition, two papers have been submitted for publication, the first paper is a meta analysis detailing health economic outcomes that shows a potential cost savings of approximately $4,500 per patient in favor of AxiaLIF over TLIF, driven primarily by a 2.2 day reduction in length of hospital stay and a more than 50% reduction in short- term complications.

The second paper is a spondylolisthesis biomechanic study that compares AxiaLIF to TLIF in a cadaver model. The study demonstrates that AxiaLIF provide a greater reduction in movements; in this case extension strength versus the TLIF model. This paper will support our clinical focus with AxiaLIF on the low grade spondylolisthesis clinical indication.

2012 was a year of transition for TranS1, as we seek to return to consistent revenue growth. I am encouraged by the progress we have made on the key elements of our strategy to build long-term value at TranS1, and enthusiastic about our combination with Baxano.

I would now like to turn the call over to Joe to review our financial results from the fourth quarter. Joe?

Joseph P. Slattery, CFO, Executive VP & Head-Investor Relations

Thank you, Ken. For the fourth quarter, we reported worldwide revenues of $4.1 million, in line with our guidance of $3.8 million to $4.2 million. While our AxiaLIF case performance was slightly below our expectations, our VEO performance exceeded our expectations in the quarter.

Total domestic revenue in the fourth quarter was $3 million as compared to $2.9 million in the third quarter, an increase of about 4%. Domestic average revenue per case was up slightly relative to the third quarter and continues to be ahead of last year as a result of our price increase, the 1L PLUS introduction, 2L PLUS mix and higher ancillary product usage.

Total domestic AxiaLIF’s case revenue, which includes revenues for all TranS1 products used in any case that uses an AxiaLIF’s fusion device excluding lateral cages was $1.9 million in the quarter or 62% of total domestic revenue.

Of this revenue, approximately 62% was generated in cases that utilized our one-level device, and 38% was generated in cases that utilized our two-level device. We performed 157 AxiaLIF cases in the U.S. in the fourth quarter, a decrease from the 164 cases performed in the third quarter.

Total domestic VEO revenue was $600,000 in the quarter, a 21% increase from the prior quarter. 60 procedures were performed in the quarter, up 22% from the prior quarter.

On the international front, revenues for the fourth quarter were approximately $1.1 million, an increase of about 277% from the third quarter. The significant increase was due to the $1 million stocking order from our Chinese distributor discussed on our last quarterly call.

Gross margin for the quarter was 62.2%, down from 73.8% in the prior quarter. The decline was caused primarily by the large shipment to our Chinese distributor, which carries a lower margin than domestic revenues. In addition, we took some inventory reserves in the quarter related to lateral instrument changes and excess pedicle screw inventory.

Net loss in the quarter was $12 million and net loss per share was $0.44 versus $0.22 in the prior quarter. On a non-GAAP basis, excluding the $6.6 million of OIG related expenses in the quarter, net loss would have been $5.3 million, which is essentially unchanged from last quarter. Non-GAAP loss per share is $0.20 versus $0.19 in the prior quarter.

Moving onto the balance sheet, in the fourth quarter, we’ve earned $5.7 million in cash and finished the quarter with approximately $21.5 million in cash and investments. Accounts receivable day sales outstanding were 70 at quarter end, compared to 58 in the prior quarter, due to the revenue and receivable from the China stocking order.

Inventory turns were 0.86 at quarter end, an increase from 0.73 in the prior quarter due primarily to related higher sales in the fourth quarter.

Turning to guidance, we will be providing one quarter forward revenue guidance for TranS1 and Baxano standalone as well as pro forma combined revenue guidance for 2013. We currently anticipate that revenues in the first quarter of 2013 will be in the range of $3 million to $3.4 million for TranS1. And in the range of $3 million to $3.3 million for Baxano.

On a pro forma combined basis, if we had owned both businesses for all of 2013, we currently anticipate that revenues would be in the range of $28 million to $32 million. Taking into account the Baxano acquisition and the financing transaction, we believe that we had adequate cash and investments to sustain the business through mid-2014.

I will now turn the call back over to Ken. Ken?

Ken Reali, President, Chief Executive Officer & Director

Thanks, Joe. I’d now like to review our forward primary operating goals for 2012 highlighted in the beginning of the year, and discuss our progress on these goals. Our goals for 2012 were number one, continuing to secure physician reimbursement for AxiaLIF. Number two, driving adoption of the VEO direct lateral system. Number three, generating further clinical research and data focused on demonstrating the value of both our AxiaLIF and VEO products. And number four, positioning the company to successfully grow revenue in 2013 after the AxiaLIF Category I code became effective. We made significant progress on all of these goals during the year, which I will discuss briefly.

With regard to reimbursement, we made significant progress. We secured a Category I CPT code for AxiaLIF procedure and the code was valued in a way to make it comparable to other fusion procedures, allowing us to compete on the merits of our products. Apart from Medicare, we also made progress with private payors and that many more payors now covering AxiaLIF.

We started 2012 with approximately 15 million lives covered for our procedure. Currently, we have approximately 100 million covered lives and this number continues to increase.

We introduced our VEO direct lateral system in 2011 and have been very encouraged by the adoption trends and surgeon feedback this past year. We saw a steady growth in physician training and an uptick in active surgeons each quarter.

We made product improvements based on input from the surgeon design team, and consistently hear from surgeons that they like our unique two-stage retraction approach which offers improved visualization of the psoas muscle and related nerves to potentially reduce the risk of injury.

In 2012, 54 surgeons performed 182 VEO procedures. We were very successful in generating significant clinical data over the year. In 2012, 12 peer-reviewed papers were published and our total number peer-reviewed papers now stands at 69. In addition, we started our RAMP trial, a 200 patient prospective randomized controlled study that compares AxiaLIF to TLIF.

Finally, we devoted significant efforts to prepare for domestic revenue and case growth when the Category I code became effective on January 1. We prudently expanded our distribution and training efforts to educate spine surgeons and other key stakeholders on the benefits of our AxiaLIF pre-sacral approach to lumbar fusion. We completed the retraining of our sales force and trained a number of new and come back surgeons in preparation for the re-launch of AxiaLIF.

Turning to 2013, we have the following key operating goals that we plan to execute on over the course of the year. First, we expect to fully integrate TranS1 and Baxano with the focus on achieving revenue and cost synergies, and meeting our product development goals, which include the iO-Tome launch by the fourth quarter and completion of our MIS pedicle screw development.

Second, we intend to leverage our accomplishments in 2012 to generate revenue growth.

Third, we will continue our efforts to increase the number of payors that cover AxiaLIF.

And finally, we will continue to generate clinical and economic data to differentiate our products from standard of care.

In closing, we are truly enthusiastic about the opportunity represented by the combination of TranS1 and Baxano. The discussions on this merger have been ongoing for months. As both boards and senior management teams recognize the significant benefits that could be achieved through the combination of our respective products and increased scale.

At TranS1, we believe we have put the company in a position that have the right to win with AxiaLIF for the first time since 2008, and with the addition of VEO our revenue growth opportunity has enhanced. We believe the acquisition of Baxano will be additive to our future success.

iO-Flex growth has been consistent since its launch in 2010, driven by the value proposition of its instrument and the growth of both MIS and decompression procedures. The ability to gain scale quickly, access to a large MIS focus surgeon customer base and ability to cross sell multiple products to the same customer will further solidify our growth potential.

As the market continues to shift towards MIS procedures, we believe our portfolio of clinically proven, differentiated minimally invasive products, positions us for long term growth.

Now, we’d like to open the call up to take your questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from Matt Miksic from Piper Jaffray. Your line is open.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Hey, good morning guys, can you hear me okay.

<A – Ken Reali – TranS1, Inc.>: Yes, we can, Matt, good morning.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Good morning, So I’ve got several questions and I’ll probably go a little over the two to three just because I want to make sure that [ph] you get a full weeks to go over this in some detail, so I apologize in advance if I go on here, but I do have a couple on both the quarter and the deal. I think we can see the synergies around the focus on MIS, could you talk maybe a little bit about the different types of specialists within spine surgery that you’ve seen uptake on AxiaLIF and VEO versus iO-Flex, is there some difference or commonality in the target audience here?

<A – Ken Reali – TranS1, Inc.>: Yeah, that’s a great question, Matt, and let me be clear on that. Baxano has targeted with the iO-Flex device orthopedic, spine and neurosurgeons, the very same customer base that we target with AxiaLIF and VEO. So while we see some overlap, there is not a lot of overlap, but they’re all minimally invasive focused spine surgeons and our diligence that was quite evident. So what we look at is, access to surgeons and certainly what Baxano is doing today with over 300 procedures per month and having access to 150 surgeons on a monthly basis that really opens up our opportunity to cross sell both ways.

Cross sell our customers to iO-Flex, but also cross sell their customers to AxiaLIF and VEO. So that is truly the opportunity. I would make clear that their focus has not been with pain physicians or interventional radiologist. They do not use the iO-Flex procedure because the iO-Flex is really not a procedure, it’s an instrument that’s used in the standard decompression technique garnered in in-patient or out-patient hospital setting and done by an orthopedic spine or neurosurgeon.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Great. That’s helpful. You mentioned that, one for Joe, that this puts you further along in terms of your turning cash flow positive, where do you see the biggest lift there in terms of reducing your burn or increasing leverage and how much of this benefit just comes from growing in a kind of upper teens or 20%s kind of rate?

<A – Joe Slattery – TranS1, Inc.>: Matt, in light of the fact that we’ve got a very broad audience who is new to this story including a lot of employees from both companies at this time, I’d rather not give any specifics on how and where we’re going to get synergies until we get the messaging out internally.

<Q – Matt Miksic – Piper Jaffray, Inc.>: That’s fair. And so maybe what you could talk about is that that pro forma growth rate that you provided, is there a risk, have you contemplated some risk of dis-synergies in the field and the distribution force as part of that estimate or do you think that’s not a big concern?

<A – Joe Slattery – TranS1, Inc.>: Well, it’s a concern, it’s legitimate, it is accounted for in the numbers.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. Just – go ahead...

<A – Ken Reali – TranS1, Inc.>: Matt, again, I would emphasize that both sales forces are small and certainly there is not significant overlap from a sales perspective just because of the small size of both companies.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. That’s helpful. One on – just a quick one on sort of margins or manufacturing, since this iO-Flex is kind of a unique device, not like the screws and plates and instruments we often see. Is there any issues or differences we should be aware of in terms of supply and manufacturing, anything of that sort of the gross margins here [ph] and they get to the, or are they at similar margins to say titanium?

<A – Joe Slattery – TranS1, Inc.>: Yeah, sure. So, last year they were lower and it’s primarily a function of scale. This year their margin should start to get closer to normal implant margins like we have. There is plenty of opportunity there, because they do have – it’s a 100% disposable system. So you don’t have a capital investment, which means you don’t have a depreciation burden. You can turn the inventory a lot more quickly than we could. And that means there is also a lot of opportunities for economies of scale with it being disposable.

So, we think that over the next couple of years, we should get it to – just because of scale, we should be able to get it to typical margins that we’re used to experiencing. But it should be pretty close in this year.

<Q – Matt Miksic – Piper Jaffray, Inc.>: And that’s – to get there, we do the combination of the actual sort of margins on the product less the depreciation overhead of supporting a titanium product. Is that right?

<A – Joe Slattery – TranS1, Inc.>: Yeah.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. Last and, I guess, it’s a big one on the clinical results. You’ve been through a fairly multiyear process of building these great results we’ve seen on the AxiaLIF side. Can you talk about how you expect the ramp in clinical data for this device – this instrument to be different in terms of rate or in terms of the depth of data that you’ll need?

<A – Ken Reali – TranS1, Inc.>: Well, I think, Matt, first of all, it’s important to take a step back, and we obviously know reimbursement and coding well. And, the iO-Flex device is an instrument. It’s a tool that a surgeon uses in a standard open decompression. It’s an adjunct that allows them improved access to the foramen where stenosis commonly occurs without destabilizing the spine by removing a lot of the spinal elements such as the facet joint. So this is the true value proposition that it offers but it also when performed that way and gives surgeons visual identification of the neural elements and the dura, fits within the current CPG coding scheme.

So, from a clinical data perspective, our aim is to get published peer review data that reflect its clinical value certainly and I think that they’re on their way and the Baxano team has done a great job of getting a paper that is in the peer review process now that demonstrates the benefit.

Longer term, with the STRIDE study, we hope to show the economic benefit through reduced complication rates, quicker return to activity, but most importantly reduced hospital stay, some of the things that we’ve seen with our AxiaLIF device where we’ve shown a $4,500 difference versus TLIF.

We think we can show the same benefits of another minimally invasive procedure, in this case for decompression with the iO-Flex instrument utilized in a standard decompression.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Okay. So not to put words in your mouth, but it sounds like, I mean, and you obviously – it sounds like that, that the risk here of a – in some of the things that has happened to AxiaLIF either because it’s an instrument and not an implant or because it’s – maybe the question isn’t what was around approach for AxiaLIF more than anything else, you’re looking at the risk in the coding side of being pretty minimal?

<A – Ken Reali – TranS1, Inc.>: Yes, that is correct, Matt. And I would also say, one of the things that – one of the things that we think is very attractive about this combination is the cross-synergies of products, keeping in mind that AxiaLIF and VEO offer an indirect decompression through their minimally invasive approach to the spine. And the combination in cases where there needs to be a direct decompression affords the opportunity to use AxiaLIF and VEO with iO-Flex to truly offer a minimally invasion fusion and decompression. And that is a clinical study that we are also going to do in the future to look at that carefully and compare that versus an open interbody fusion procedure.

<Q – Matt Miksic – Piper Jaffray, Inc.>: Great. That is very, very helpful. Thanks.

Operator: Our next question comes from Dave Turkaly from JMP Securities. Your line is open.

<A – Joe Slattery – TranS1, Inc.>: Good morning, Dave.

<A – Ken Reali – TranS1, Inc.>: Good morning, Dave.

<Q – Dave Turkaly – JMP Securities LLC>: I guess, just quickly on that point you made. Can you give us a number of how many fusions and decompression surgeries are done conjunctively?

<A – Ken Reali – TranS1, Inc.>: Almost – yeah, I mean, Dave, I guess if you look at the market, in the interbody fusion market of roughly 150,000 to 160,000 procedures at L4 to S1 or L5 to S1, a large percentage of those are done via a TLIF procedure which is also a direct decompression.

So, to us, that is a market opportunity that certainly we see being able to offer in terms of minimally invasive fusion and decompression. TLIF is an open procedure that involves a facetectomy and a significant decompression removal of the spinal elements.

<A – Joe Slattery – TranS1, Inc.>: Dave [indiscernible], it’s about half of the 240,000 instrumented fusion market.

<Q – Dave Turkaly – JMP Securities LLC>: Okay. And you mentioned, I guess, I’m just a little surprised, the modest overlap in the customer base today, is that a geographic thing? Are they focused on where you’re not? Or why is that, do you think?

<A – Ken Reali – TranS1, Inc.>: No, I think it’s more symptomatic, Dave, that we’re two small companies. And that’s probably the biggest reason more than anything. We see some overlap certainly and when we announced this deal this morning, I got some calls from some of the surgeons that use both of our products and certainly they’re very excited.

But generally, because of our small scale, we don’t see a lot of overlap and that’s certainly one of the strong rationales for doing this deal is giving us much quicker scale and opportunity to cross-sell a larger suite of MIS products to the same customer.

<Q – Dave Turkaly – JMP Securities LLC>: Last one just quickly, why is this the right time for you to do this transaction. And I guess, conversely them why now?

<A – Ken Reali – TranS1, Inc.>: Well, I can speak for us better than I can for Baxano. And I could tell you that there is no better time. Joe and I and the management team at TranS1 have spent three years preparing to get the right to win for AxiaLIF, which we have not had since 2008. So now we’re in the throes of a relaunch of the AxiaLIF technology. We’ve also shown with our VEO direct lateral system over the past year, our ability to cross-sell in other technology to our customers.

And with the scale up that we’re now in the process of and the surgeon training that we’re now focused in, there is no better time to add scale to our portfolio with a broader suite of products, access to a much larger customer base than now because it really gives us the synergy of cross-training surgeons on four technologies, AxiaLIF, VEO, iO-Flex and iOTome going forward. So, the cost synergies, the scale all makes sense to go forward now and make this happen.

<Q – Dave Turkaly – JMP Securities LLC>: Thank you.

<A – Ken Reali – TranS1, Inc.>: Thanks, Dave.

Operator: Our next question comes from Spencer Nam from Janney Capital. Your line is open.

<Q – Spencer Nam – Janney Montgomery Scott LLC>: Thanks for taking my questions. Good morning, everybody and congratulations on this merger.

<A – Ken Reali – TranS1, Inc.>: Good morning.

<Q – Spencer Nam – Janney Montgomery Scott LLC>: Just a couple of follow-up questions. I think some of the questions that I was planning to ask are already asked, but just clarifications on couple of things. First of all, Joe, maybe you could tell me little bit about this – the annual guidance, combined guidance of $28 million to $32 million?

Based on – so your first quarter guidance, combined guidance, it looks like you are modeling somewhat of a flattish for the rest of the year. Can I take that as your sort of – you guys saying that that’s including potential disruption during the integration and so forth, is that how we should look at it?

<A – Joe Slattery – TranS1, Inc.>: Well, Spencer, I think the first quarter guidance, the low-end was $6 million, so that would be $24 million annualized, so the low-end is a low-end sales growth. So I am not – I wouldn’t say that – I mean, I think that we can achieve better revenue growth out of the two going into next year than we can through this year certainly, but that’s a – we are going to be starting in early March, the summer is typically flat and the fourth quarter is typically good. So, in a way, we’re going to miss – March is usually one of the better months of the year from a sequential growth perspective, and we are going to miss that as a truly integrated company.

<Q – Spencer Nam – Janney Montgomery Scott LLC>: I see. I was just curious because based on Baxano growth that we’ve seen over the last couple of years combined with the fact that TranS1 with the AxiaLIF new reimbursement, I am just – I guess, I am just a little surprised that, it seems like if you guys hit the upper end of the range, each of the quarters, next three, four quarters, guidance seems to be a little bit conservative, but I was just curious what the reasons for conservatism may be?

<A – Joe Slattery – TranS1, Inc.>: Sure, so a couple of things. One, not clear from the – the great growth chart from Baxano is that they – in the interest of preserving cash, they actually get a reduction in four slabs June, July. So, some of the growth that you saw prior to that period was off of a bigger base of sales folks, so the capacity for growth is about – is less. And, when you think about what’s primarily driving a new young business which is adding new accounts, the capacity to add new accounts stays relatively constant while the base of business grows.

So the impact of new accounts over time it has less of a start for the rest of the business. So, I think the growth is going to be very good, but it’s not realistic to expect it to grow another 140%.

<Q – Spencer Nam – Janney Montgomery Scott LLC>: Okay, that’s very helpful, Joe. I appreciate that. And now kind of related to that, maybe dive into the TranS1 guidance, $3 million to $3.4 million for first quarter, yeah, I recognize it’s a first quarter with a new reimbursement, coding and so forth, but it seems to be little on the light side as well, given that VEO seems to be tracking well, I was just curious what you guys are seeing in terms of underlying drivers in the first quarter that it would let you guys kind of guide around somewhat of at the low-end of a potential range?

<A – Joe Slattery – TranS1, Inc.>: It is Spencer. And, there’s a few things that we can talk about there. The first is that, when we set out our 2013 plan, we really looked at a couple of key drivers on the AxiaLIF side plus VEO. And, on the AxiaLIF side, we looked at the number of surgeons we could bring back that hadn’t done a case in 2012 that had done one before. And, on that metric, we are on track.

So, the longest, the leading indicator of our plan for AxiaLIF this year is doing well. What we’ve been surprised by the last several weeks is the utilization of our current – of our existing surgeon base was down and we actually – over the last six or seven weeks. And what we’ve seen is, we called them off, although, every surgeon who has done more than six cases last year that hasn’t shown up this year, we’ve got a very consistent theme, which was, I had a good December and I just haven’t had – I haven’t seen as many patients come through. And, I think that combined with the weather in February really on top of the fact that we have such a small base that it really can impact the ability to consistently show the numbers, but we have a comfortable backlog going into March. It’s just going to take – we just can’t catch up from what we fell behind in the first couple of months of the quarter.

<Q – Spencer Nam – Janney Montgomery Scott LLC>: That’s very helpful, Joe. I appreciate the detail there. And the final question I have is that, the combined burn rate, I don’t know if you guys are able to calculate something like that at this point, but could you maybe provide rough outlook on what kind of quarterly burn rate you would be expecting out of the combined entity?

<A – Joe Slattery – TranS1, Inc.>: Spencer, not today, all we’re prepared to say is that we feel like we have enough cash to get to the middle of 2014.

<Q – Spencer Nam – Janney Montgomery Scott LLC>: Fair enough.

<A – Ken Reali – TranS1, Inc.>: And Spencer, this is Ken. I did want to go back and just make a couple of more points on your earlier question on AxiaLIF. As we’ve said before, and I’ve certainly said, we never felt AxiaLIF was going to get shot out of a cannon right at the start of January 1, 2013. The customer base is too small and we don’t have universal payor coverage yet. We’ve – as we’ve talked about on the call, we went from 15 million covered lives to about 100 million in the past year and that’s significant, and certainly with the Category I code, it gives us the right to win. But this is a slow, but sure process. And one of the key metrics that we have to hold on to is to what Joe articulated, which is, are we getting comeback surgeons doing our procedure and we are hitting our goals there and that’s the important metric. And over the long-term, as we continue to see those comeback surgeons being added month-after-month, quarter-over-quarter, that will be the driver of the medium and long-term AxiaLIF growth.

<Q – Spencer Nam – Janney Montgomery Scott LLC>: Thanks, Ken. That’s helpful.

Operator: That does conclude today’s Q&A session. We apologize to those whose questions we could not address. I’d now like to turn the call back over to Ken Reali, President and CEO of TranS1.

Kenneth Michael Reali, President, Chief Executive Officer & Director

Thank you, Stephanie. Well, let me close by thanking all of you for taking the time to join us on our call today. I’m encouraged with the continued progress in the TranS1 business and enthusiastic about our announced acquisition of Baxano. We sincerely appreciate your interest and look forward to updating you on our progress next quarter. Thank you.

Operator: Ladies and gentlemen, that does conclude today’s conference. You may all disconnect and have a wonderful day.

Forward Looking Statements

Statements in this transcript regarding the proposed merger between TranS1 and Baxano and any other statements about the Company’s management team’s future expectations, beliefs, goals, plans or prospects constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations.  Factors that could cause our results to differ materially from those described include, but are not limited to, the ability to consummate the transactions, the ability to successfully integrate our operations and employees, the ability to realize anticipated synergies and cost savings, the ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize our products, the pace of adoption of our product technology by spine surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success of our continuing product development efforts, the effect on our business of existing and new regulatory requirements, uncertainty surrounding the outcome of the matters relating to the subpoena issued to the Company by the Department of Health and Human Services, Office of Inspector General, stockholder class action lawsuits, and other economic and competitive factors, and the other factors described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports.  You are cautioned not to place undue reliance on these forward looking statements, which are based on TranS1's expectations as of the date of this letter and speak only as of the date of this letter.  We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger. The Company will file a proxy statement and other documents regarding the merger described in this letter with the SEC. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors and securityholders will be able to obtain the proxy statement and other relevant documents free of charge at the SEC’s website, http://www.sec.gov, and the Company’s stockholders will receive information at an appropriate time on how to obtain the proxy statement and other transaction-related documents for free from the Company. Such documents are not currently available.

The Company and its directors, executive officers, certain members of management, and employees may have interests in the merger or be deemed to be participants in the solicitation of proxies of the Company’s stockholders to approve the issuance of the Company’s stock in connection with the merger. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders filed with the SEC on April 30, 2012. Stockholders may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the merger when it becomes available.